2011-2013 Bonus Plan Long-Term Commercial Award for Train 3 and Train 4
US – Consultant Form

EXHIBIT 10.102
CHENIERE ENERGY, INC.
2011 INCENTIVE PLAN
RESTRICTED STOCK GRANT
1.    Grant of Restricted Shares. Cheniere Energy, Inc., a Delaware corporation (the “Company”), hereby grants to ___________ (“Participant”) all rights, title and interest in the record and beneficial ownership of ______ shares (the “Restricted Shares”) of common stock, $0.003 par value per share, of the Company (“Common Stock”) under the Company's 2011 Incentive Plan (as amended or restated from time to time, the “Plan”), subject to the conditions described in this grant of Restricted Shares (this “Grant”) and the Plan, as follows:
(a)    ______ of the Restricted Shares will vest based on the achievement of certain milestones related to financing and constructing Train 3 and Train 4 of the liquefaction project in accordance with Section 5(a) (the “Milestone Restricted Shares”); and
(b)    ______ of the Restricted Shares will vest based on the achievement of certain minimum average Company stock price hurdles in accordance with Section 5(b) (the “Stock Price Restricted Shares”).
The Restricted Shares are granted on February _____, 2013 (the “Grant Date”) pursuant to the Cheniere Energy, Inc. 2011-2013 Bonus Plan (the “Bonus Plan”). Unless otherwise defined in this Grant, capitalized terms used herein shall have the meanings assigned to them in the Plan.
2.    Effect of the Plan. The Restricted Shares granted to Participant are subject to all of the provisions of the Plan and this Grant, together with all of the rules and determinations from time to time issued by the Committees and by the Board pursuant to the Plan; provided, however, that in the event of a conflict between any provision of the Plan and this Grant document or between any provision of the Bonus Plan and this Grant document, the provisions of this Grant shall control but only to the extent such conflict is permitted under the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Participant, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Participant hereunder, and this Grant shall be subject, without further action by the Company or Participant, to such amendment, modification, restatement or supplement unless provided otherwise therein.
3.    Issuance and Transferability. The Restricted Shares may be evidenced in such manner as the Company shall deem appropriate, including, without limitation, book-entry registration with the Company's transfer agent or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of the Restricted Shares, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares and shall be held by the Company or by an escrow agent until the forfeiture restrictions described in Section 4 expire and all required withholding obligations as described in Section 11 of this Grant and the provisions of the Plan have been satisfied. The Participant shall have all the rights of a stockholder with respect to the Restricted Shares, including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares. The Restricted Shares are not transferable except by will or the laws of descent and distribution or as otherwise permitted under Section 16(f) of the Plan. References to Participant, to the extent relevant in the context, shall include references to authorized transferees. Any transfer in violation of this Section 3 shall be void and of no force or effect, and shall result in the immediate forfeiture of all unvested Restricted Shares. No right or benefit hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of Participant or otherwise made subject to execution, attachment or similar process except as provided in Section 16(f) of the Plan.
4.    Risk of Forfeiture. Except as otherwise provided herein, Participant shall, without further action of any kind by the Company or Participant, immediately forfeit all rights to any non-vested portion of the Restricted Shares in the event of termination, resignation or removal from services with the Company or an Affiliate. Restricted Shares that are forfeited shall be deemed to be immediately transferred to the Company without any payment by the Company or action by Participant, and the Company shall have the full and absolute right to cancel any evidence of Participant's ownership of such forfeited Restricted Shares and to take any other action necessary to demonstrate the Participant no longer owns such forfeited Restricted Shares. Following such forfeiture, Participant shall have no further rights with respect to the forfeited Restricted Shares. Participant, by his or her acceptance of this Grant, irrevocably grants to the Company a power of attorney to transfer Restricted Shares that are forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer.
5.    Vesting. The Restricted Shares shall vest and the forfeiture restrictions shall lapse during Participant's Continuous Service in such installments and on such dates as follows:
(a)    Milestone Restricted Shares. The Milestone Restricted Shares will vest based on the achievement of the following milestones:
(i)     30 percent of the Milestone Restricted Shares will vest upon the closing of financing for the construction of Train 3 and Train 4 of the liquefaction facilities adjacent to the Sabine Pass LNG terminal (the “Liquefaction Project”), and thereafter, the issuance by Sabine Pass Liquefaction, LLC of a full notice to proceed (“NTP”) to Bechtel Oil, Gas and Chemicals, Inc. under the Engineering, Procurement and Construction Agreement, dated December 20, 2012 by and between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc. (the “EPC Contract”) for Train 3 and Train 4 of the Liquefaction Project;
(ii)     an additional 20 percent of the Milestone Restricted Shares will vest upon the expenditure of an amount equal to 60 percent of the original contract price of the EPC Contract;
(iii)     an additional 20 percent of the Milestone Restricted Shares will vest upon substantial completion (as defined in the EPC Contract) of Train 4 of the Liquefaction Project; and
(iv)     the remaining portion (30 percent) of the Milestone Restricted Shares will vest on the first anniversary of substantial completion (as defined in the EPC Contract) of Train 4 of the Liquefaction Project.

Notwithstanding the foregoing:
(A)the Continuous Service requirement will cease to apply to the Milestone Restricted Shares if Participant's service with the Company or an Affiliate is terminated (1) by the Company or an Affiliate without Cause (as defined below), (2) by the Company or an Affiliate due to the Disability of Participant while performing Continuous Service or (3) due to the death of Participant while performing Continuous Service; provided, however, that the above performance milestones will continue to apply following any such termination of service, such that the Milestone Restricted Shares will vest if and only if the applicable performance milestones are achieved; and
(B)any Milestone Restricted Shares not then vested shall vest in full immediately upon the occurrence of any of the following events, in each case, within one year after the occurrence of a Change of Control (as defined in the Plan) of the Company during a Participant's Continuous Service: (1) the Company or an Affiliate terminates Participant's service without Cause (as defined below), (2) the Company or an Affiliate terminates Participant's service due to the Disability of Participant while performing Continuous Service or (3) due to the death of Participant while performing Continuous Service.
(b)    Stock Price Restricted Shares. The Stock Price Restricted Shares will vest based on the achievement of the following minimum average Company stock price hurdles:
(i)     50 percent of the Stock Price Restricted Shares will vest at the end of any 120 consecutive calendar day period after the Grant Date if an Average Closing Stock Price of at least $25 is achieved; and
(ii)     the remaining portion (50 percent) of the Stock Price Restricted Shares will vest at the end of any 120 consecutive calendar day period after the Grant Date if an Average Closing Stock Price of at least $35 is achieved; provided, however, that for the avoidance of doubt, there will be no pro-rated vesting of such Stock Price Restricted Shares between the $25 and $35 Average Closing Stock Price hurdles.
For purposes of the Stock Price Restricted Shares under this Grant, the term “Average Closing Stock Price” means the average closing stock price of the Company's Common Stock as reported on the NYSE MKT LLC over a period of 120 consecutive calendar days, on a rolling basis, after the Grant Date; provided, however, that for the avoidance of doubt, all calendar days (including weekends, holidays and business days in which the Company's Common Stock was not traded on the NYSE MKT LLC) will be included in determining any such 120-day period, but the Average Closing Stock Price will be determined by averaging only closing stock prices on any calendar days during such period in which the Company's Common Stock was traded (and will not take into account any stock prices for any other calendar day during such period including weekends, holidays or business days in which the Company's Common Stock was not traded on the NYSE MKT LLC).

Notwithstanding the foregoing:
(A)any Stock Price Restricted Shares not then vested shall become vested immediately upon the occurrence, during a Participant's Continuous Service, of a Change of Control (as defined in the Plan) of the Company if the applicable Average Closing Stock Price hurdles are met based on the price of the Company's Common Stock at the time of the Change of Control (without regard to the 120-day period) (the “CIC Measurement Hurdle”); provided, however, that for the avoidance of doubt, any such Stock Price Restricted Shares that do not become vested as a result of the CIC Measurement Hurdle upon the Change of Control nonetheless shall, following the Change of Control, remain subject to vesting based on the Participant's Continuous Service and the Average Closing Stock Price hurdles (including the CIC Measurement Hurdle upon a future Change of Control), subject to any adjustments required or permitted under Section 8; and
(B)the Continuous Service requirement will cease to apply to any Stock Price Restricted Shares not then vested if Participant's service with the Company or an Affiliate is terminated (1) by the Company or an Affiliate without Cause (as defined below), (2) by the Company or an Affiliate due to the Disability of Participant while performing Continuous Service or (3) due to the death of Participant while performing Continuous Service; provided, however, that the vesting of such Stock Price Restricted Shares shall nonetheless remain subject to the achievement of the Average Closing Stock Price hurdles (including the CIC Measurement Hurdle upon a future Change of Control) following such a termination of service; provided, further, that such Stock Price Restricted Shares shall become vested if and only if the Average Closing Stock Price hurdles (or the CIC Measurement Hurdle, in the event of a Change of Control) are achieved prior to the three (3)-year anniversary of the date of termination of Participant's service, and to the extent the Average Closing Stock Price hurdles (including the CIC Measurement Hurdle) are not achieved prior to such three-year anniversary of such termination, the Stock Price Restricted Shares shall be forfeited back to the Company as of the third anniversary of the date of termination.
Except as otherwise provided in this Section 5, if Participant's Continuous Service is terminated for any reason, any Restricted Shares not then vested shall not vest (except as otherwise provided herein) and shall be forfeited back to the Company.
For purposes of this Grant, the term “Cause” means termination of Participant's service with the Company or an Affiliate by the Company or such Affiliate under any of the following circumstances:
(1)the willful commission by Participant of a crime or other act of misconduct that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate;
(2)the commission by Participant of an act of fraud in the performance of Participant's services on behalf of the Company or an Affiliate;
(3)the willful and material violation by Participant of the Company's Code of Business Conduct and Ethics Policy; or

(4) the failure of Participant to perform his or her duties at a level and in a manner satisfactory to the Company in its sole discretion.
For the avoidance of doubt, a termination of Participant's service with the Company or an Affiliate as a result of the termination or expiration of an applicable consulting agreement without Cause (as defined above) shall be treated as a termination of services by the Company without Cause for purposes of this Grant; provided, however, that the termination or expiration of the consulting agreement following an offer by the Company or an Affiliate to extend or renew such consulting agreement on substantially similar or better terms and conditions shall not be deemed to be a termination of services by the Company without Cause.
(c)    Change of Control. Notwithstanding anything in the Plan or this Grant to the contrary, the Committee, in its sole discretion, may (but shall not be obligated to) provide for the accelerated vesting or lapse of restrictions of any Restricted Shares (whether Milestone Restricted Shares or Stock Price Restricted Shares) not then vested in connection with the occurrence, at any time during a Participant's Continuous Service, of a Change of Control (as defined in the Plan) of the Company. In addition, notwithstanding anything in the Plan or this Grant to the contrary, any Restricted Shares (whether Milestone Restricted Shares or Stock Price Restricted Shares) not then vested shall vest in full immediately upon the occurrence, during a Participant's Continuous Service, of a Change of Control (as defined in the Plan) of the Company in which the Company's obligations under this Grant are not assumed by the surviving or continuing corporation, replaced with substituted securities of equal value of such corporation or cancelled in exchange for cash in an amount equal to the amount that would have been payable to the Participant in connection with the Change of Control had the Restricted Shares been fully vested immediately prior to the Change of Control.
6.    Ownership Rights. Subject to the restrictions set forth in this Grant and the Plan, Participant is entitled to all voting and ownership rights applicable to the Restricted Shares, including the right to receive any cash dividends that may be paid on the Restricted Shares. Notwithstanding the foregoing, (a) except as otherwise provided in Section 6(d) below, any cash dividends with respect to unvested Restricted Shares shall be payable upon and subject to the vesting of the underlying Restricted Shares (and Participant shall forfeit and not be paid any such dividends in respect of Restricted Shares which are forfeited back to the Company); (b) the Committee may direct that from the time of payment of any dividend to the Company's shareholders generally until payment that dividends be (i) held in cash, with or without interest accrual, or (ii) converted into restricted stock units; (c) the dividends may be paid in the form of cash or shares of Common Stock as determined by the Committee; (d) notwithstanding Section 6(a) above, with respect to Milestone Restricted Shares subject to vesting pursuant to Section 5(a)(iv), any cash dividends payable with respect to such Milestone Restricted Shares shall be payable not later than March 15 of the calendar year following the vesting of Milestone Restricted Shares subject to vesting pursuant to Section 5(a)(iii) (and, with respect to any cash dividends paid to shareholders generally after such March 15 but prior to the vesting of the Milestone Restricted Shares subject to Section 5(a)(iv), immediately upon payment to of such cash dividends to shareholders generally); and (e) the dividends are intended to be exempt from Section 409A of the Internal Revenue Code and this Grant shall be interpreted accordingly.
7.    Reorganization of the Company.   Subject to Section 15 of the Plan, the existence of this Grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
8.    Recapitalization Events. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company as contemplated by the Plan (“Recapitalization Events”), adjustments shall be made with respect to the Restricted Shares as provided for in the Plan and then for all purposes references herein to Common Stock or to Restricted Shares shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Shares. In the event of a Recapitalization Event (or other event) where the Common Stock of the Company (or that of a successor) is not traded on the NYSE MKT LLC, the Committee shall equitably adjust the definition of Average Closing Stock Price to reflect the public or nonpublic nature of the Common Stock and, if any, the applicable exchange on which it is traded.
9.    Certain Restrictions. By accepting this Grant, Participant acknowledges that he or she has received a copy of the Plan and agrees that Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with applicable securities and other applicable laws, rules or regulations, or with this document or the terms of the Plan.
10.    Amendment and Termination; Waiver. This Grant, together with the Plan, constitutes the entire agreement by the Participant and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Participant and the Company with respect to the subject matter hereof, whether written or oral. Except as provided otherwise in Section 2, no amendment or termination of this Grant shall be made by the Company at any time without the written consent of Participant. Any provision for the benefit of the Company contained in this Grant may be waived in writing, either generally or in any particular instance, by the Company. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
11.    Withholding of Taxes. All payments under the terms of the Grant shall be subject to, and reduced by, the amount of all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with such payments. Participant agrees that, if he or she makes a timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the Restricted Shares, Participant will so notify the Company in writing at the time Participant makes such election and provide a copy thereof to the Company, so as to enable the Company to timely comply with any applicable governmental reporting requirements. The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state or local tax withholding obligations, provided, however, that except as otherwise agreed in writing by the Participant and the Company, if Participant is an Executive Officer or an individual subject to Rule 16b-3, such tax withholding obligations (other than in the event of a Section 83(b) election) will be effectuated by the Company withholding a number of shares of Common Stock from the Grant having a Fair Market Value equal to the amount of such tax withholding obligations (at the minimum withholding tax rate required by the Code). The Company's obligation to deliver Restricted Shares to Participant upon the vesting of such shares is subject to the satisfaction of any and all applicable federal, state and local income and employment tax withholding requirements.
12.    No Guarantee of Tax Consequences. The Grant is intended to be exempt from or to comply with the requirements of Section 409A of the Code and the Grant shall be interpreted accordingly. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Grant.
13.    Severability; Interpretive Matters. In the event that any provision of this Grant shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Grant, and the Grant shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The captions and headings used in the Grant are inserted for convenience and shall not be deemed a part of the Grant granted hereunder for construction or interpretation.
14.    Crediting Par Value. In connection with the issuance of the Restricted Shares pursuant to this Grant and as a result of the expectations of the Company and Participant of Participant's performance of future services for the Company or an Affiliate, the Company will transfer from surplus to stated capital the aggregate par value of the Restricted Shares.
15.    Governing Law. The Grant shall be construed in accordance with and governed by the laws of the State of Delaware to the extent that federal law does not supersede and preempt Delaware law (in which case such federal law shall apply).
16.    No Right To Continued Services. Nothing in this Grant shall confer upon the Participant any right to continued service with the Company (or its Affiliates or their respective successors) or to interfere in any way with the right of the Company (or its Affiliates or their respective successors) to terminate the Participant's service at any time.
17.     Counterparts. This Grant may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.
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IN WITNESS WHEREOF, the Company has executed the Grant as of the date first above written.
CHENIERE ENERGY, INC.
By:___________________________
Name: ________________________
Title:__________________________
I hereby accept the Grant subject to all of the terms and provisions hereof. I acknowledge and agree that the Grant shall vest and become payable, if at all, only during the period of my continued service with the Company or as otherwise provided in the Grant (not through the act of issuing the Grant).

____________________________________
Participant

[Signature Page to 2011-2013 Bonus Plan Long-Term Commercial Award for Train 3 & Train 4]